UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

October 1, 2015

Date of Report

(Date of earliest event reported)

THE RYLAND GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-08029	52-0849948
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3011 Townsgate Road, Suite 200, Westlake Village, California 91361-3027

(Address of Principal Executive Offices) (ZIP Code)

Registrant’s telephone number, including area code: (805) 367-3800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 1, 2015, pursuant to the terms and conditions of the Amended and Restated Agreement and Plan of Merger, dated as of June 14, 2015 (the “Merger Agreement”), between Standard Pacific Corp., a Delaware corporation (“Standard Pacific”) and The Ryland Group, Inc., a Maryland corporation (the “Company”), the Company merged with and into Standard Pacific, with Standard Pacific continuing as the surviving corporation (the “Surviving Corporation”). At the same time, Standard Pacific changed its name to “CalAtlantic Group, Inc.” and effected a reverse stock split such that each five shares of Standard Pacific common stock issued and outstanding immediately prior to the closing of the merger were combined and converted into one issued and outstanding share of a Surviving Corporation common stock.

As a result of the merger, each outstanding share of Company common stock was converted into the right to receive 1.0191 shares of Surviving Corporation common stock, with cash paid in lieu of fractional shares. Based on the closing price of Standard Pacific common stock on September 30, 2015, the consideration received by the Company’s stockholders had a value of approximately $1.9 billion.

Additional information regarding the merger may be found in the press release issued by the Surviving Corporation in connection with the announcement of the completion of the merger, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Additional information and details of the Merger Agreement were previously disclosed in the joint proxy statement/prospectus filed by the Company and Standard Pacific with the Securities and Exchange Commission on August 27, 2015 (File No. 001-08029) (the “Joint Proxy Statement/Prospectus”). The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is included as Annex A to the Joint Proxy Statement/Prospectus and is incorporated by reference herein.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The information disclosed in Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference.

In connection with the consummation of the merger, the Company notified the New York Stock Exchange (the “NYSE”) that, on October 1, 2015, the Company would be merged with and into Standard Pacific, with Standard Pacific continuing as the Surviving Corporation, and that each share of Company common stock outstanding immediately prior to the Merger would be converted into 1.0191 shares of Surviving Corporation common stock. The Company further requested that the NYSE file with the Securities and Exchange Commission a notification of removal from listing on Form 25 to report that shares of Company common stock are no longer listed on the NYSE.

Item 3.03	Material Modification to Rights of Security Holders.

As of October 1, 2015, holders of Company common shares ceased to have any rights as shareholders of the Company and were entitled only to receive the merger consideration, as described in the Merger Agreement and the Joint Proxy Statement/Prospectus.

Item 5.01	Changes in Control of Registrant.

The Company completed its merger with and into Standard Pacific, with Standard Pacific continuing as the Surviving Corporation, in accordance with the Merger Agreement effective as of October 1, 2015.

As previously disclosed, on June 14, 2015, the Company entered into the Merger Agreement. On September 28, 2015, the Merger Agreement was approved by the Company’s stockholders at a special meeting of stockholders.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release of CalAtlantic Group, Inc., dated October 1, 2015, announcing the merger of The Ryland Group, Inc. with and into Standard Pacific Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE RYLAND GROUP, INC.

Date: October 1, 2015	By:	/s/ Larry T. Nicholson
Larry T. Nicholson
Chief Executive Officer and President